Exhibit 5

October 9, 1995



Dear         :

The services of the Directors and Officers of Cordis Corporation (the "Company") are of the utmost importance to the Company's continued advancement and success. The Company's Bylaws provide that its Directors, Officers, employees and agents shall be indemnified to the fullest extent permitted by law, and the Company presently provides liability insurance coverage for its Directors and Officers to the extent considered advisable and at acceptable premium costs.

The recognition that Bylaw provisions may be amended in future situations, have caused us to review the nature of the indemnification rights available to our Directors and Officers. Accordingly, we have determined that it is to the Company's advantage to assure that its Directors and certain of its Officers be protected through binding contractual arrangements with the Company. Consequently, as an inducement to you to continue to serve the Company and its subsidiaries, the Company and you agree as follows:

     1.   Actions, Suits or Proceedings
          -----------------------------

          (a) The Company hereby agrees to indemnify you, in connection with any threatened, pending or completed action, suit or proceeding ("action"), whether civil, criminal, administrative or investigative (including without limitation, an action by or in the right of the Company), to which you were or are a party, or to which you are threatened, subject to clause 1(c) below, to be made a party by reason of the fact that you are or previously were an Officer or Director of the Company or any predecessor of the Company, or by reason of your activities in such capacity, or by reason of your serving at the request of the Company as a director, officer, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including fees and expenses of counsel), judgments, fines and amounts paid in settlement (provided, that such settlements are made with the approval
                      --------
          of the Board of Directors of the Company and provided further that the
                                                       -------- -------
          settlement amount in an action by or in the right of the Company shall not exceed, in the judgment of the Board of Directors, the estimated expense of litigating the action to conclusion), actually and reasonably incurred by you in connection with or in anticipation of any such action, except to the extent that it shall be determined that




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          you failed to act in good faith and in a manner you reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action, that you had reasonable cause to believe your conduct was unlawful. Such determination (except as provided in clauses 1(b), 1(c) and 1(d) below, and except as determined by the court or other adjudicative body in which such action was brought) shall be made in the specific case (i) by the Board of Directors of the Company, by a majority vote of a quorum consisting of Directors who were not parties to such action, (ii) if such a quorum is not obtainable (or, even if obtainable) by the majority vote of a committee designated by the Board of Directors (in which designation Directors who are parties may participate) consisting solely of two or more Directors who are not parties at the time of determination, (iii) by independent legal counsel (in writing) selected by the Board of Directors prescribed in subclause (i) or the committee prescribed in subclause (ii), or if a quorum of Directors cannot be obtained for subclause (i) and the committee cannot be designated under subclause (ii), selected by the full Board of Directors (in which Directors who are parties may participate), or
          (iv) by the stockholders of the Company by a majority vote of a quorum consisting of stockholders who are not parties, or if no such quorum is obtainable, by a majority vote of stockholders who are not parties, in either event only if the issue is presented to the stockholders by Directors qualifying under subclause (i). Except as otherwise expressly provided in this Agreement, you shall be presumed to be entitled to indemnification hereunder, and the Company shall have the burden of proof to overcome such presumption in connection with any of the foregoing determinations. For purposes of this paragraph 1, determination of any action by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of
                            ---------------
          itself, create a presumption that you did not act in good faith and in a manner which you reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, that you had reasonable cause to believe that your conduct was unlawful.

          (b) Notwithstanding anything contained in clause (a) above to the contrary, the determination described therein shall be made in writing by independent legal counsel (as defined below) if there has been a change in control (as defined below), and any person elected, appointed or designated to the Company's Board of Directors by a party (other than the Company) to a change of control (including a "Successor" under paragraph 6 below) shall not be eligible to participate


































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                                                                          3



          in any action as a Director, committee member or otherwise in such determination or the selection of persons to make such determination. For this purpose, (i) a "change in control" shall mean a situation in which the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter, and (ii) "independent legal counsel" shall mean a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent (A) the Company or you in any matter material to either of us, (B) any other party to an action giving rise to a claim for indemnification under this letter agreement, or (C) any "Successor" or party (other than the Company) to a change in control; notwithstanding the foregoing, the term "independent legal counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Florida, would have a conflict of interest in representing either the Company or you in an action to determine your rights under this Agreement.

               (c) Notwithstanding anything contained in this paragraph 1 to the contrary, in the case of an action by, or in the right of the Company to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue or matter as to which you shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, you are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

               (d) To the extent that you are successful on the merits or otherwise in defense of any such action, or in defense of any claim, issue or matter therein, you shall be indemnified against such expenses actually and reasonably incurred by you in connection therewith.

               (e) The amounts which you are entitled to receive pursuant to this paragraph 1 are hereinafter called the "Indemnified Amounts."

     2.   Payments
          --------

     Upon written request by you in accordance with this paragraph 2, the Company hereby covenants and agrees to promptly pay to you the Indemnified Amounts (less any Advancement Amounts

































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                                                                          4



     received by you under paragraph 3 below) by check drawn on the Company's bank. Any written request to the Company for Indemnified Amounts shall include an itemized list setting forth in detail the dollar amount expended (or incurred and expected to be expended) for each Indemnified Amount, together with the supporting bills, agreements or other documentation, and the Advancement Amounts received.

     In the event you are unsuccessful on the merits in the defense of any section referred to in paragraph 1 above, your written request to the Company for Indemnified Amounts shall also include a written certificate by you stating whether (i) you acted in good faith and in a manner reasonably believed by you to be in or not opposed to the best interests of the Company and (ii) with respect to the Indemnified Amounts incurred in connection with a criminal action or proceeding, you had no reason to believe your conduct was unlawful.

     3.   Advancement of Expenses
          -----------------------

     Expenses incurred directly by you in defending any action referred to in paragraph 1 above shall be paid to you by the Company in advance of the final disposition of such action (an "Advancement Amounts") upon your written request, which shall include the following: (i) an itemized listing setting forth in detail the amounts expended (or incurred and expected to be expended) for any such expenses, together with the supporting bills, agreements or other documentation and (ii) an undertaking by you, or on your behalf, to repay the Advancement Amounts to the Company if you should ultimately be found not to be entitled to indemnification for such exercises pursuant to paragraph 1 of this Agreement. You may make as many requests for advancement under this paragraph 3 as you deem reasonably necessary to cover expenses expended or incurred and expected to be expended; provided, however, that each such request (except the last
               --------  -------
     request) shall be for the sum of at least $2,500.

     In addition, unless you shall ultimately be found not to be entitled to the indemnification pursuant to paragraph 1 above, you shall have the right to reimbursement for that portion of Indemnified Amounts which is in excess of Advancement Amounts by following the procedure set out in paragraph 2 above. Alternatively, if you are entitled to seek Indemnified Amounts pursuant to paragraph 1 above and the total of the Advancement Amounts received therefor exceeds the total of such Advancement Amounts, you shall pay to the Company the amount of such excess.

     4.   Indemnification Not Exclusive, Subrogation Rights
          -------------------------------------------------

     The indemnification and advancement of expenses provided for hereunder (a) shall not be deemed exclusive of any other rights to which you may be entitled under the common law or































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                                                                          5



     statute (including Section 607.0850 of the Florida Business Corporation Act, or any successor thereto or amendment thereto), ordinance, regulation, agreement, certificate of incorporation, by-law provision, vote of stockholders or disinterested Directors or otherwise, both as to action in your official capacity and as to action in any other capacity while holding such office, subject to the limitations set forth in Section 607.0850(7) of the Florida Business Corporation Act, and (b) shall continue as to you after you have ceased to be a Director or Officer and shall inure to the benefit of your heirs, executors and administrators.

     In the event you shall receive payment from any insurance carrier, or from plaintiff in any motion against you in respect of expenses for which Indemnified Amounts are or shall have been paid in whole or in part by the Company pursuant hereto, you shall reimburse to the Company the amount, if any, by which the sum of such payments by such insurance carrier or such plaintiff and payments by the Company to you exceeds such Indemnified Amounts; provided, however, that such portions, if any, of such insurance
              --------  -------
     proceeds that are required to be reimbursed by the Company to the insurance carrier under the terms of its insurance policy shall not be deemed to be payments by the Company hereunder. In addition, the Company shall be subrogated to your rights (to the extent thereof) against any insurance carrier in respect of such Indemnified Amounts paid by the Company. Such right of subrogation shall be terminated upon receipt by the Company of the amount to be reimbursed by you pursuant to the first sentence of this paragraph.

     5.   Notification and Defense of Claim
          ---------------------------------

     Promptly after receipt of notice of the commencement of any action with respect to which a claim is to be made by you against the Company under this Agreement, you shall notify the Company of the commencement thereof, but the omission to so notify the Company shall not relieve the Company from any liability that the Company may have to you hereunder unless the Company is materially prejudiced thereby. With respect to any such action, suit or proceeding as to which you notify the Company of the commencement thereof:

          (a) The Company shall be entitled to participate therein at its own expense.

          (b) Except as otherwise provided below, the Company shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to you. After notice from the Company to you of the Company's election so to assume the defense thereof, the Company shall not be liable to you under this Agreement for any legal or other expenses subsequently incurred by you in connection with the defense thereof except as provided below. You shall have the right to employ your































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                                                                          6



     own counsel in such action, but the fees and disbursements of such counsel incurred after notice from the Company of the Company's assumption of the defense thereof shall be at your expense unless (i) the employment of separate counsel by you has been authorized by the Company, (ii) you and the Company shall have reasonably and in good faith concluded that there may be a conflict of interest between the Company and you in the conduct of the defense of such action, (iii) such action seeks solely penalties or other relief against you with respect to which the Company could not provide monetary indemnification to you (such as injunctive relief or incarceration), or (iv) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and disbursements of your counsel shall be at the expense of the Company.

          (c) The Company shall not be liable to indemnify you under this Agreement for any amounts paid in settlement of any action effected without the Company's written consent. The Company shall not settle any action in any manner that would impose any penalty, prohibition or limitation on you without your written consent. Neither the Company nor you shall unreasonably withhold consent to any proposed settlement.

     6.   Successors; Binding Agreement
          -----------------------------

     The Company shall use its best efforts to require any entity that acquires, directly or indirectly, by purchase of stock or assets, merger, consolidation or otherwise, all or substantially all of the business and/or assets of the Company (a "Successor") by agreement in form and substance reasonably satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such transaction had taken place.

     This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executives, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement.

     7.   Enforcement
          -----------

     The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Company hereby in order to induce you to continue in your present position as a Director and/or Officer of the Company and acknowledges that you are relying upon this Agreement in continuing in such capacity.


































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                                                                          7



     In the event you are required to bring any action to enforce rights or to collect monies due under this Agreement and are successful in such action, the Company shall reimburse you for all fees and expenses (including reasonable fees and expenses of counsel) actually incurred by you in bringing and pursuing such action.

     8.   Miscellaneous
          -------------

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by you and either the President of the Company or other Officer of the Company specifically designated by the Board of Directors. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance by the other party hereto with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, other than those set forth expressly in this Agreement have been made by either party hereto with respect to the subject matter hereof.

     9.   Validity
          --------

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     10.  Counterparts
          ------------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.  Supersession
          ------------

     This Agreement replaces and supersedes in its entirety the letter agreement between the Company and the undersigned concerning the subject matter hereof dated February 16, 1988.

It this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed





































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                                                                          8



copy of this letter, which shall then constitute our agreement on this matter. The agreement shall be considered entered into and effective as of the date you sign this letter agreement.

Sincerely,


Robert C. Strauss
President and Chief Executive Officer



Agreed to and Accepted as of this

       day of             19   .
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